Exhibit (c)(iv)

 Project Frontenac  Final Report to the Special Committee  June 6, 2021  A Confidential Presentation  Secondary logo

 Disclaimer    Disclaimer  These materials were prepared exclusively for the benefit and internal use of the Special Committee of the board of directors of EXFO Inc. (“EXFO”). This document has been prepared solely for the purpose of outlining certain matters considered by TD Securities in its preparation of the Valuation and Fairness Opinion (as those terms are defined herein). These materials were prepared on a confidential basis solely and exclusively for the use of the Special Committee and not with a view to public disclosure (whether under Canadian or U.S. securities laws or otherwise). The information in these materials is for discussion purposes only. These materials may not be used for any purpose other than as may be specifically contemplated by a written agreement with TD Securities. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. These materials and the information contained herein does not purport to identify or suggest all of the risks (direct or indirect) which may be associated with any possible transaction or provide any advice or conclusion as to the value of the Subordinate Voting Shares of EXFO. This document supersedes any previous documents or presentations delivered by TD Securities to the recipient in connection with the proposed Transaction (as defined herein).In preparing this document, we: (i) used information obtained from the Company and public sources; (ii) assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this document; and (iii) assumed that the financial projections and other financial data relating to the Company have been reasonably and properly prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company as at the date of this document.Neither we, our affiliates nor any of our or their respective directors, officers, employees or agents gives any representation or warranty, express or implied, as to: (i) the achievement or reasonableness of future projections, management forecasts, targets, estimates, prospects or returns contained in this document, if any; or (ii) the accuracy or completeness of any information contained in this document, any oral information provided in connection therewith or any data that either generates.This document does not contain any advice and in connection hereto no employee, affiliate, advisor or representative of TD Securities owes you any fiduciary duty. 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Any attempt to do so could lend to undue emphasis on any particular factor or analysis.Any market valuations contained herein are indicative values as of the time and date indicated. Such market valuations as well as any calculations are believed to be reliable, but TD Securities does not warrant their completeness or accuracy. Any price or valuation constitutes our judgment and are subject to change without notice. Investors should understand that statements regarding future prospects may not be realized. TD Securities cannot guarantee that different prices and/or valuations would not be available elsewhere and suggests that valuations from other sources be obtained for comparison. 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 Table of Contents  3      1  Situation Overview  4      2  Company and Market Overview  11      3  Management Forecast  23      4  Indications of Value  29      Appendices  A  WACC Analysis  41        The analysis presented in this document is not a formal valuation of EXFO or any of its securities or assets, or a fairness opinion with respect to the proposed Transaction. This document has been prepared solely for the purpose of outlining certain matters considered by TD Securities as part of its preparation of the Valuation and Fairness Opinion.The preparation of a Valuation and Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and Fairness Opinion. As such, the reader should read the Valuation and Fairness Opinion letter in its entirety.

 Situation Overview

 Situation Overview  5  TD Securities understands that EXFO Inc. ("EXFO" or the "Company") is contemplating entering into an arrangement agreement (the "Arrangement Agreement") with 11172239 Canada Inc. and G. Lamonde Investissements Financiers Inc., entities related to Germain Lamonde, Founder, Executive Chairman and controlling shareholder of EXFO, pursuant to which 11172239 Canada Inc. would acquire all of the outstanding subordinate voting shares of EXFO (the "Subordinate Voting Shares") not held by Germain Lamonde or his affiliated entities (the "Transaction")Holders of Subordinate Voting Shares (the "SVS Shareholders") (other than dissenting SVS Shareholders, Germain Lamonde and his affiliated entities) would receive US$6.00 in cash per Subordinate Voting Share (the "Consideration")Consideration represents a 39% premium to the closing price on the NASDAQ on March 15, 2021 (the "Initial Offer Date") and a 62% premium to the current trading price (closing price on June 4, 2021)We also understand that Germain Lamonde currently has an ~61.5% economic interest and an ~93.5% voting interest in EXFO through his ownership of Subordinate Voting Shares and 100% of the outstanding Multiple Voting Shares of the CompanyHe has indicated that he will not consider any alternative proposal to acquire EXFO by a third party or any other alternative transactionTD Securities' mandate includes the preparation and delivery to the special committee of independent directors of EXFO (the "Special Committee") of:A formal valuation (the "Valuation") of the Subordinate Voting Shares in accordance with the requirements of Regulation 61-101 of the Autorité des marches financiers and Multilateral Instrument 61-101 of the Ontario Securities Commission; andAn opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the Consideration to be received by the SVS Shareholders, other than Germain Lamonde and his affiliated entities, in connection with the TransactionThis presentation is intended to provide material for the Special Committee that supports the Valuation and Fairness Opinion and is qualified in its entirety by reference to the full text of the Valuation and Fairness Opinion letterThis report has been prepared on the basis of securities markets, economic and general business and financial conditions prevailing on the date hereofAll figures in this report are in US$ unless otherwise indicated

 Transaction Overview  6  Consideration  $6.00 in cash per Subordinate Voting ShareIncreased from $5.25 in cash as per non-binding proposal dated March 15, 2021  Financing  If any portion of the debt financing becomes unavailable, the acquiror shall use commercially reasonable efforts to obtain alternative debt financingDoes not require the acquiror to seek equity financing or accept alternative debt financing on terms which would be materially less favorable than those set forth in the debt commitment lettersSole and exclusive remedy if debt financing is not available is for the Company to terminate the agreement and collect the reverse termination fee  Shareholder Approval  At least 66 2/3% of votes cast by SVS Shareholders (one vote each) and holders of Multiple Voting Shares (10 votes each), voting as one class>50% of votes cast by SVS Shareholders, other than Germain Lamonde and his affiliated entities  Termination Fee and Expense Reimbursement  Termination fee in certain circumstances of 2.75% of the total consideration to be paid pursuant to the Arrangement AgreementNot payable if the acquiror enters into a support or voting agreement or otherwise supports an alternative proposalReverse termination fee in certain circumstances of 2.75% of the total consideration to be paid pursuant to the Arrangement Agreement Mutual expense reimbursement fee of $2 million if the agreement is terminated due to breach of representation or warranty or failure to perform covenant to non-breaching party  Deal Protections  Customary deal protections including a five business day right to match a superior proposalEXFO cannot solicit alternative acquisition proposalsSubject to customary fiduciary out provisions in certain circumstances  Structure  Plan of Arrangement under the Canada Business Corporations Act  Conditions to Closing  Subject to customary closing conditions including approval of the arrangement by the Superior Court of Quebec and shareholder approvalOutside date: September 30, 2021

   Implied Value Metrics  Source: Capital IQ, Company FilingsNote: Market data as of June 4, 2021 | EXFO's fiscal year end is August 31st Based on research analyst consensus estimates for forward periodsReported EBITDA adjusted downward by $3.5mm to remove the impact of IFRS 16Per EXFO's disclosure, Adjusted EBITDA is adjusted for stock-based compensation costs, restructuring charges, and foreign exchange gain or lossPer EXFO's disclosure, Adjusted EPS is adjusted for the after-tax effects of amortization of intangible assets, stock-based compensation, restructuring charges and foreign exchange losses  7  Implied Value Metrics  (1)  (2) (3)  (4)

 Scope of Review  8  In connection with the Valuation and Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness, accuracy or reasonableness of) or carried out, among other things, the following:draft of the Arrangement Agreement dated June 5, 2021; executed commitment letters from National Bank of Canada and Investissement Québec dated June 4, 2021;audited financial statements of EXFO and related management’s discussion and analysis for the fiscal years ended August 31, 2018, 2019 and 2020;unaudited financial statements of EXFO and related management’s discussion and analysis for the fiscal quarters ended November 30, 2020, and February 28, 2021;other securities regulatory filings of EXFO for the fiscal years ended August 31, 2018, 2019 and 2020;unaudited projected financial and operational information for EXFO for the fiscal years ending August 31, 2021 through August 31, 2026 prepared by management of EXFO (the "Management Forecast" and the "Updated Management Forecast");various financial, operational and corporate information regarding EXFO prepared or provided by management of EXFO; representations contained in a certificate dated June 6, 2021, from senior officers of EXFO (the "Certificate");discussions with senior management of EXFO with respect to the information referred to above and other issues and matters considered relevant;discussions with the offeror, Germain Lamonde, Founder and Executive Chairman of EXFO, and the offeror’s financial advisor;information regarding the offer and the Company provided by the offeror’s financial and legal advisors;discussions with members of the Special Committee with respect to the matters noted above and other matters considered relevant; various research publications prepared by industry and equity research analysts regarding EXFO and other selected public entities considered relevant; public information relating to the business, operations, financial performance and security trading history of EXFO and other selected public entities considered relevant;public information with respect to certain other transactions of a comparable nature considered relevant; and such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.TD Securities did not meet with the auditors of EXFO and has assumed the accuracy, completeness and fair presentation of, and has relied upon, without independent verification, the financial statements of EXFO and any reports of the auditors thereon.

 Assumptions & Limitations Summary  9  The information contained herein is based upon and subject to the assumptions, limitations and qualifications contained in TD Securities' written Valuation and Fairness Opinion letter, which include but are not limited to the following:Senior officers of EXFO have made representations to TD Securities in the Certificate and the Valuation and Fairness Opinion is conditional on the accuracy of these representations.TD Securities has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other data and information obtained by it from public sources (including from the System for Electronic Document Analysis and Retrieval ("SEDAR") and the Electronic Data Gathering, Analysis, and Retrieval system ("EDGAR")), provided to it by or on behalf of EXFO, its representatives or its affiliates, or otherwise obtained by or discussed with TD Securities. The Valuation and Fairness Opinion is conditional upon such accuracy, completeness and fair presentation in all material respects.With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has been advised by EXFO, and has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the opinion of EXFO, reasonable in the circumstances.TD Securities has made a number of assumptions, including that all final or executed versions of agreements and documents will conform in all material respects to the drafts provided to TD Securities, that all conditions precedent to the consummation of the Transaction can and will be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities, courts of law, or third parties required in respect of or in connection with the Transaction will be obtained in a timely manner, in each case without adverse condition, qualification, modification or waiver, that all steps or procedures being followed to implement the Transaction are valid and effective and comply in all material respects with all applicable laws and regulatory requirements, that all required documents have been or will be distributed to the SVS Shareholders in accordance with applicable laws and regulatory requirements, and that the disclosure in such documents is or will be complete and accurate in all material respects and such disclosure complies or will comply in all material respects with the requirements of all applicable laws and regulatory requirements.

 Assumptions & Limitations Summary  10  TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TD Securities, EXFO and their respective subsidiaries and affiliates or any other party involved in the Transaction.TD Securities expresses no opinion with respect to future trading prices of securities of EXFO.The Valuation and Fairness Opinion does not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to EXFO, nor does it address the underlying business decision to implement the Transaction or any other term or aspect of the Transaction, the Arrangement Agreement or any other agreements entered into or amended in connection with the Transaction.In considering the fairness, from a financial point of view, of the Consideration to be received by the SVS Shareholders, other than Germain Lamonde and his affiliated entities, in connection with the Transaction, TD Securities did not consider the specific circumstances of any particular SVS Shareholder, including with regard to income tax considerations.The Valuation and Fairness Opinion is rendered as of June 6, 2021 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of EXFO and its subsidiaries as they were reflected in the information provided to TD Securities.TD Securities has not undertaken an independent evaluation, appraisal or physical inspection of any assets or liabilities (contingent or otherwise) of EXFO or its subsidiaries, nor has it been furnished with any such evaluation or appraisal.TD Securities is not an expert on, and did not provide advice to the Special Committee regarding, legal, accounting, regulatory or tax matters. TD Securities has relied upon, without independent verification, the assessment of the Special Committee and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. The Valuation and Fairness Opinion has been provided for the exclusive use of the Special Committee and is not intended to be, and does not constitute, a recommendation to the Special Committee or the Board of Directors that EXFO enter into the Arrangement Agreement or approve the Transaction or that any SVS Shareholders vote in favor of or otherwise take any action in connection with the Transaction. The Valuation and Fairness Opinion may not be used or relied upon by any other person or for any other purpose without the express prior written consent of TD Securities.

 Company and Market Overview

   Company Overview  12  Founded: 1985Headquarters: Québec City, QCEmployees: 1,900+ in over 25 countriesDescription: EXFO develops test, monitoring and analytics solutions for fixed and mobile network operators, webscale companies and equipment manufacturers in the global communications industryCustomers on a global basis use EXFO's test, monitoring and analytics solutions to enable their networks to perform optimally during their complete life cycles: research, development, manufacturing, installation, maintenance and monitoringKey Executives: Germain Lamonde (Founder, Executive Chairman and former CEO), Philippe Morin (CEO), Pierre Plamondon (CFO)  Overview  Business Segments  Revenue Segmentation  Test and Measurement ("T&M")  The T&M segment mainly consists of optical, transport and copper test solutions, including portable equipment for the field and benchtop units for the lab and manufacturing environmentsSolutions support customers in the digital transformation of their networks from the core to the network edgeProducts enable NEMs, optical component manufacturers, CSPs as well as data center, cloud and web-scale operators to design, deploy, and troubleshoot wireline and wireless networks, as well as help customers reduce their operating expensesAlso supply ultra-high-speed sampling oscilloscopes, bit-error rate testers and other critical test instruments to customers   Service Assurance,Systems and Services ("SASS")  The SASS segment mainly consists of service assurance, fiber monitoring, analytics and professional services as well as other systems-related solutions like network simulation and network topologyThe SASS product family tends to be software-intensive with longer sales and revenue recognition cycles than the T&M groupEXFO provides a comprehensive portfolio of monitoring and troubleshooting solutions for wireline and wireless CSPs, delivering full visibility of the network, service and subscriber levels  (in US$ millions)  Source: Company Filings

 Driver  Key Elements  Comments  5G  Converged coreCloud RANInfrastructure investmentsNetwork slicingOptimizing capex/opex  Investment in 5G is a big factor driving the telecoms software and services industry. Such investments drive software spending for the network itself, for network orchestration and automation and for improvements to OSS and BSS.   Cloud  Moving current payloads to public cloudCloud native developmentCloud technology for telecoms networksPlatform data services/AIEdge computing  Cloud is disrupting the way in which all industries work, including telecoms. The biggest near-term issue is moving existing payloads to the cloud. However, there is a greater emphasis on using software offered as a service, generally in the public cloud and for new cloud-native development, including of the network itself.   Enterprise Services  SD WANIoT ecosystemsCloud IT servicesEnterprise digital experience/self servicePrivate 5G  Communications service providers ("CSPs") are placing a greater emphasis on enterprise services. There are a range of drivers including cloud IT services and IoT. SD-WAN provides lower costs and faster deployments, thereby enabling new use cases. Enterprises now expect self-service through a digital experience.   Digital Transformation  Digital experienceAutomated customer journeysCloud loop automation/lower TCOUse of cloud services/SaaSCulture change (to be like cloud providers)  The telecoms industry has been pushing digital transformation for some time and is now getting significant pay-off. Nearly all CSPs have deployed and are improving digital customer channels. Increased levels of automation lower network operational costs. All this has been made possible by underlying changes to enable the use of cloud methods and more cloud services.   Network Disaggregation  Impact of virtual networksInfrastructure capex changesInfrastructure as real estateCell densificationPrivate 5G  Digital transformation has led to network disaggregation. The full vertical integration of networks and services is no longer necessary nor always efficient. Investors such as towercos, fibrecos and hosting centres provide wholesale access to fundamental infrastructure used by many retail service providers.   Telecoms Services Industry Drivers  13  Source: Analysys Mason

 Acquisition History  14  Acquisition History            2001    Acquired Avantas Network, a Montreal-based supplier of fiber-optic testing and optical network performance management equipment, for ~US$93.0mm in cash and shares (T&M)        2006    Acquired Consultronics, a Toronto-based vendor of broadband access test equipment, for ~C$23.0mm in cash (T&M)        2008    Acquired Brix Networks, a US-based provider of open & extensible converged service assurance solutions, for US$38.5mm (incl. earn-out) in cash (SASS)Acquired Navtel Communications, a US-based provider of Internet Protocol Multimedia Subsystems (IMS) and Voice-over-Internet Protocol (VoIP) test solutions for network equipment manufacturers and service provider labs, for ~C$11.0mm in cash (T&M)        2009    Acquired PicoSolve, a Sweden-based provider of T&M solutions, for US$250k plus additional earn-out (T&M)        2010    Acquired NetHawk, a Finland-based provider of 2G, 3G and 4G/LTE protocol analyzers and simulators for wireless network equipment manufacturers, for ~€27.6mm plus ~€8.7mm in earn-out (T&M)        2014    Acquired Aito Technologies and ByteSphere for €1.2mm and US$2.0mm (plus additional earn-out) respectively, strengthening its position in customer experience analytics for mobile network operators and management & network monitoring solutions, both for an undisclosed amount (SASS)        2016    Acquired Absolute Analysis, a US-based provider of radio frequency testing solutions, for ~US$8.3mm in a combination of cash and shares (T&M)        2017    Acquired Yenista Optics, a French provider of test equipment, for ~US$11.0mm in cash (T&M)Acquired Ontology Systems, a British provider of network topology discovery & service-chain mapping, for ~US$7.6mm in cash (SASS)        2018    Acquired Astellia, a French provider of performance analysis of mobile networks and subscriber experience for ~€33.8mm in cash (SASS)        2020    Acquired InOpticals, a Taiwan-based provider of ultra-high-speed test instruments, for ~US$0.8mm plus 1.4mm subordinate voting shares valued at ~US$4.6mm (T&M)  Source: Company Website, Press Releases

   Financial Overview  15    (in US$ millions, unless indicated otherwise)  Historical Adj. EBITDA & Margin(1)(2)  (in US$ millions, unless indicated otherwise)  Historical Revenue & Growth(2)  From 2016 to 2019, the T&M segment grew at a 3.5% CAGR with a portion of the growth attributable to acquisitions EXFO completed over the yearsOver the same period, the SASS segment grew at a 19.3% CAGR which includes the acquisition of Astellia in 2018Adj. EBITDA(1) margin has historically been ~9% with certain fluctuations:2018: Adj. EBITDA was negatively impacted by the integration costs of the Astellia acquisition 2020: COVID pandemic negatively impacted operations  Source: Company FilingsNote: FY2020 results are inclusive of the CEWS (Canada Emergency Wage Subsidy) (~$3.3 million)Per EXFO's disclosure, Adjusted EBITDA is adjusted for stock-based compensation costs, restructuring charges, and foreign exchange gain or lossCorporate and restructuring revenue line item has been proportionally allocated between the T&M and SASS segmentsAdjusted for repayment of lease liabilities as presented in the cash flow statement  (3)  (3)

   Share Price Performance  16  Share Price Performance | Last 5 Years  (1)  (2)  Source: Capital IQ, Company Filings, Press ReleasesNote: Market data as of June 4, 2021 | EXFO's fiscal year end is August 31st | Volume figures are inclusive of both US and Canadian exchangesIncludes basic shares outstanding (inclusive of 1.4mm of shares to be issued to the former owners of EXFO Taiwan in connection with the transaction closed December 31st, 2020), RSUs and DSUsExcludes current and non-current lease liabilities to show metrics on a Pre-IFRS 16 basis

   Relative Share Price Performance  17    Source: BloombergNote: Market data as of June 4, 2021Includes Keysight (+143.6%), Spirent Communication (+115.9%), VIAVI Solutions (+77.6%), Anritsu (+36.5%), NetScout Systems (+11.7%) and Yokogawa (-15.3%) Includes Teradyne (+234.9%), Fortive (+18.3%), National Instruments (-4.6%) and Radcom (-49.9%) Includes Keysight (+45.1%), Netscout Systems (+25.1%), VIAVI Solutions (+15.3%), Spirent Communication (-0.6%), Anritsu (-5.5%) and Yokogawa (-9.8%) Includes Teradyne (+93.1%), Radcom (+18.0%), Fortive (+15.0%) and National Instruments (-2.8%)   (1)  (2)  Relative Share Price Performance | Last Three Years  Relative Share Price Performance | Since January 1st, 2020  (3)  (4)

   Relative Trading Multiples  18    Source: Capital IQ Note: Market data as of June 4, 2021Note: EXFO's figures from January 7th, 2020 onwards have been adjusted to be presented on a Pre-IFRS16 basis based on EBITDA adjustments of US$3.4mm and US$3.5mm for FY2020 and FY2021, respectivelyNote: NetScout's EBITDA estimates are not available for all time periods. Research analysts typically focus on forecasting EBIT and therefore EBITDA forecast are sporadically available over the three yearsIncludes Keysight (5.5x), Spirent Communication (3.6x), VIAVI Solutions (3.1x), NetScout Systems (2.5x), Anritsu (2.0x) and Yokogawa (1.1x)Includes Teradyne (5.7x), Fortive (4.9x), National Instruments (3.7x) and Radcom (1.9x)Includes Keysight (18.3x), Spirent Communication (15.0x), VIAVI Solutions (12.6x), NetScout Systems (10.4x), Anritsu (8.5x) and Yokogawa (7.5x)Includes Fortive (20.0x), Teradyne (16.2x), National Instruments (13.7x) and Radcom (n/a)  (3)  (4)  (1)  (2)  EV / NTM EBITDA | Last Three Years  EV / NTM Revenues | Last Three Years

   Comparable Companies  Comparable CompaniesOperating Metrics  19  (4)  (2)  (3)  (5)  (1)  (6)  (6)  All figures in US$, unless otherwise noted and are presented on a "Pre-IFRS 16" basis, based on the availability of information. Forward estimates are reflective of the consensus estimates provided by Capital IQ, unless otherwise notedNote: Spirent's figures have been adjusted to reflect the acquisition of OctoScope given the level of disclosure providedNote: Given discrepancies in disclosures, TD has opted to use figures from the latest annual report when no quarterly / interim information is availableFree Cash Flow defined as EBITDA – Capex, and Free Cash Flow conversion as Free Cash Flow / EBITDAGiven analysts only forecast EBITA, historical depreciation (as a % of revenues) was calculated and applied to forward revenue estimates in order to obtain Depreciation and therefore EBITDACash balance reduced to reflect the anticipated outflows of $23.5mm and $45.6mm for regular and extraordinary dividends that are to be paid as a subsequent eventAssumes all Preferred Shares have been converted into Common Shares as per the anti-dilution adjustments triggered by the Vontier spin-offForward EBITDA estimates are based on research reports available to TD Securities as of June 4th, 2021 (JP Morgan & Susquehanna Financial) given lack of comparability of Capital IQ's consensus figureRepresents growth rates for FY2021E to FY2022E based on analyst consensus. Given there are no FY2023 estimates, it is not possible to calculate a CY2022E figure

   Comparable CompaniesValuation Metrics  20  (5)  All figures in US$, unless otherwise noted and are presented on a "Pre-IFRS 16" basis, based on the availability of information. Forward estimates are reflective of the consensus estimates provided by Capital IQ, unless otherwise notedNote: Spirent's figures have been adjusted to reflect the acquisition of OctoScope given the level of disclosure providedNote: Given discrepancies in disclosures, TD has opted to use figures from the latest annual report when no quarterly / interim information is availableGiven analysts only forecast EBITA, historical depreciation (as a % of revenues) was calculated and applied to forward revenue estimates in order to obtain Depreciation and therefore EBITDACash balance reduced to reflect the anticipated outflows of $23.5mm and $45.6mm for regular and extraordinary dividends that are to be paid as a subsequent eventAssumes all Preferred Shares have been converted into Common Shares as per the anti-dilution adjustments triggered by the Vontier spin-offForward EBITDA estimates are based on research reports available to TD Securities as of June 4th, 2021 (JP Morgan & Susquehanna Financial) given lack of comparability with Capital IQ's consensus figureManagement's 5-year financial forecast does not include any information on EPS or Net Income  (1)  (3)  (4)  Comparable Companies  (2)  (5)

 Research Analyst ViewsAnalyst Consensus and Valuation Methodologies  Source: Research ReportsEstimates are provided on a Post-IFRS16 basisBefore amortization of intangibles, stock-based compensation expenses and non-recurring expensesEPS estimates discarded given lack of comparability relative to the buildout of other analysts  21  Broker  Date  Q2 ‒ 2021 | CurrentValuation Methodologies  Q1 ‒ 2020 | Pre-COVIDValuation Methodologies    7-April-21  EV / EBITDAMultiple of 8.5x FY22E EBITDA  EV / EBITDAMultiple of 8.5x CY20E EBITDA    8-April-21  EV / EBITDAMultiple of 8.5x NTM EBITDA  EV / EBITDAMultiple of 7.0x NTM EBITDA    7-April-21  DCF basedImplied multiple of 8.5x FY21E EBITDA  DCF basedImplied multiple of 7.1x FY20E EBITDA    8-April-21  Undisclosed methodologyImplied multiple of 1.0x FY22E Revenue  Undisclosed methodologyImplied multiple of 1.0x FY20E Revenue    8-April-21  EV / EBITDAMultiple of 7.2x CY22E EBITDA  EV / EBITDAMultiple of 6.0x CY21E EBITDA    Analyst Consensus Estimates  (3)  (3)  (1)  (1)(2)

 Research Analyst ViewsSelected Analyst Comments  22      Analyst  Selected Comments  Underlying ThemesInvestors are focused on 5G rollouts and SASS as a beacon for future growthLab testing for a Tier-1 U.S. service provider is seen positivelyBookings appear to show a recovery from COVID headwinds, pandemic continues to impact near-term visibility    "T&M benefited from continued fiber deployments from communication service providers. The Company also saw some catch-up spending as delayed projects from 2020 resumed. T&M bookings are returning to pre-pandemic levels and management continues to believe that there will be growth opportunities in H2/F21 from fiber network deployments, 5G infrastructure, and data center growth."  Daniel ChanApril 8, 2021"Hold"    Source: Research Reports  Robert YoungApril 8, 2021"Hold"  "…we believe [the recent run-up in EXFO shares] is driven by expectations of post-COVID recovery and 5G investment. EXFO continues to target EBITDA margins of 15% despite steady gross margin erosion. Pressure on R&D to maintain position at the front end of new technology and potential for SG&A to return to higher pre-pandemic levels exiting 2021 may pressure margins further. We believe a catalyst for valuation re-rating would be a return to margins recovery on the back of higher margin SASS sales."    "While results were a touch light, we think this is overshadowed by an acceleration in SASS bookings, and the fact that a U.S. Tier 1 operator has shortlisted EXFO's monitoring solution for its 5G network. We remain on the sidelines but view the stock's valuation as undemanding, particularly if EXFO can demonstrate a sustained acceleration in its SASS business."  Thanos MoschopoulosApril 7, 2021"Market Perform"  "In our opinion, EXFO has the potential to benefit from a valuation re-rating by harvesting incremental opportunities with the pending scale up in global 5G deployments. That said, there’s uncertainty around the timing of those deployments given COVID-19. In addition, even prior to this pandemic, this was a highly competitive market that’s historically seen constrained on operating leverage."  Richard TseApril 7, 2021"Sector Perform"

 Management Forecast

 Management Forecast Assumptions  24  Assumptions  Overview  Revenue  T&M SegmentAssumes a 4.5% CAGR from FY2021 to FY2026SASS SegmentAssumes a 10.5% CAGR from FY2021 to FY2026Assumes growth of 27.2% in FY2022 due to recovery from COVID-19, deployment of 5G and recently-won large contractsGrowth declining to 7.8% in FY2023, 7.0% in FY2024 and FY2025 and 4.9% in FY2026  COGS  Management allocated shared COGS to each segment based on internal assumptionsT&M segment gross margin is expected to remain stable while SASS gross margin expands over forecast periodNew contracts are less profitable in early yearsOverall gross margin increases from 57.4% in FY2021 to 58.6% in FY2026  SG&A  Certain overhead costs that are dedicated to both segments are allocated based on sales and other metrics  R&D  R&D as a % of sales declines over the forecast period from 18.0% in FY2021 to 16.7% in FY2026 as the Company benefits from operating leverage  In April 2021, Management of EXFO provided the Management Forecast, that included an estimate for FY2021 (based on actual results for H1) and 5-year forecast ended FY2026 segmented by the T&M and SASS segments

   Management Forecast  25  Management Forecast  FY2019 figures are pre-IFRS 16Includes accounts receivable, inventories, prepaid expenses, accounts payable and accrued liabilities and deferred revenue. Forecast based on FY2016 – FY2019 (pre-COVID) average days' sales, COGS, or operating expenses, as applicable  (1)  (2)

 Updated Management Forecast Assumptions  26  On May 24, 2021, Management of EXFO provided the Updated Management Forecast, which was presented to and approved by the Board of DirectorsAt the Special Committee's direction, TD Securities reviewed the Updated Management Forecast and used it in its analysisSummary of changes relative to the Management Forecast:T&M revenue growth (FY2022-26) reduced from 4.5% to 4.0%SASS revenue reduced by $5mm in 2022, and growth rates maintained thereafterGross margins (%) consistent with the Management ForecastSG&A and R&D expenses consistent with the Management Forecast, except for additional R&D expense of $1mm per year in SASS segment from FY2022-26

   Updated Management Forecast  27  Updated Management Forecast  FY2019 figures are pre-IFRS 16Includes accounts receivable, inventories, prepaid expenses, accounts payable and accrued liabilities and deferred revenue. Forecast based on FY2016 – FY2019 (pre-COVID) average days' sales, COGS, or operating expenses, as applicable  (1)  (2)

   Comparison of Forecasts  28  Comparison of Forecasts  Note: Total figures include Corporate segment

 Indications of Value

 Fair Market Value  30  Under MI 61-101, fair market value ("FMV") is defined as:No downward adjustment to fair market value is permitted to reflect:Liquidity of the securities;Effect of the transaction on the securities; orThe fact that the securities do not form part of a controlling interestThe valuator must consider any distinctive material benefit that might accrue to an interested party as a consequence of the transaction (such as synergies, tax and other)The valuator must also consider any prior valuations and any bona fide offers made for the Company in the past 24 months  The monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act

 Approach to Value  31  The value analysis contained herein utilizes the following approaches:    Value Methodology  Description  Primary Methodologies  DCF Analysis  Based on after-tax unlevered free cash flows derived from the Management Forecast and the Updated Management Forecast (FY2021 to FY2026)Terminal value at end of forecast period based on a segmented approachT&M: EV/EBITDA multiple(1) of 9.0x to 12.0xSASS: EV/Revenue multiple of 1.0x to 1.5xSelected Weighted Average Cost of Capital (“WACC”) range of 12.5% – 13.5%Includes estimated synergies of $9.4mm that may be achieved by a strategic acquiror of EXFO, net of estimated 1x cost to achieve synergies, developed in coordination with management of EXFOIncludes ~$1mm in public company costs and ~$8.4mm in other cost savings and overhead reductionsDCF value includes 50% sharing of these synergiesFebruary 28, 2021 value date    Precedent Transactions  Selected multiples based on precedent transactions that are comparable to EXFOApplied to FY2021E EBITDASegmented Approach: Applied the following multiples to EXFO's operating segments:T&M: EV/EBITDA multiple(1) of 9.0x to 12.0xSASS: EV/Revenue multiple of 1.0x to 1.5xConsolidated Approach: Applied EV/EBITDA multiple of 12.0x to 15.0x to consolidated EBITDA  Other Value Benchmarks  Takeover Premiums  Reviewed historical M&A premiums for Canadian public company transactions (C$100 million to C$1 billion) and US technology public company transactions (US$100 million to US$1 billion)    Comparable Companies  Reviewed trading multiple of public companies considered comparable to EXFOApplied selected trading multiples to EXFO's consolidated CY2021E EBITDA based on the Updated Management Forecast    Analyst Target Prices  Range based on lowest and highest research analyst target prices for EXFO (5 analysts)    52-Week Trading Range  Review of historical trading prices of EXFO shares over the last 52 weeks (NASDAQ)  T&M multiple applied to EBITDA adjusted for management's estimate of the additional costs that would be re-allocated from SASS to T&M in a sum-of-the-parts approach to value

 Indications of Value  32  Based on premiums to last close of $3.70 per share as of June 4, 2021  (1)

   DCF AnalysisManagement Forecast  33    Unlevered Free Cash Flow  Indicative Value  (2)  (1)  Management estimates. Minimal cash taxes paid in forecast period as R&D tax credits generated and utilized are sufficient to shield income from material taxes in CanadaSynergies are assumed to inflate at 2% per yearT&M multiple applied to EBITDA of $45.6mm adjusted for management's estimate of the additional costs that would be re-allocated from SASS to T&M in a sum-of-the-parts approach to value ($5.5mm)SASS multiple applied to Sales of $135.7mm  (3)  (4)

   DCF AnalysisUpdated Management Forecast  34    Unlevered Free Cash Flow  Indicative Value  (2)  (1)  Management estimates. Minimal cash taxes paid in forecast period as R&D tax credits generated and utilized are sufficient to shield income from material taxes in CanadaSynergies are assumed to inflate at 2% per yearT&M multiple applied to EBITDA of $41.7mm adjusted for management's estimate of the additional costs that would be re-allocated from SASS to T&M in a sum-of-the-parts approach to value ($5.5mm)SASS multiple applied to Sales of $129.2mm  (3)  (4)

 DCF AnalysisSensitivity Analysis  35  TD Securities performed sensitivity analyses to determine the impact of changes to key assumptions on the mid-point of the DCF Analysis  Input  Assumptions  Change  Mgmt. Forecast Δ $  Mgmt. Forecast Δ %  Updated Mgmt. Forecast Δ $   Updated Mgmt. Forecast Δ %   T&M Exit Multiple  10.50x  +1.0x  +$0.38  +5.4%  +$0.35  +5.4%      -1.0x  -$0.38  -5.4%  -$0.35  -5.4%  SASS Exit Multiple  1.25x  +0.25x  +$0.32  +4.5%  +$0.31  +4.9%      -0.25x  -$0.32  -4.5%  -$0.31  -4.9%  WACC  13.00%  +1.0%  -$0.30  -4.3%  -$0.28  -4.3%      -1.0%  +$0.32  +4.5%  +$0.29  +4.6%  Synergies  $9.4mm  +$3mm  +$0.23  +3.2%  +$0.24  +3.8%      -$3mm  -$0.23  -3.2%  -$0.24  -3.8%  Revenue Growth(2)  Mgmt. ForecastFY21-26 CAGR: 6.2%Updated Mgmt. ForecastFY21-26 CAGR: 5.6%  +1.0%  +$0.28  +4.0%  +$0.26  +4.1%      -1.0%  -$0.27  -3.9%  -$0.25  -3.9%  EBITDA Margin(2)  Mgmt. ForecastFY21 / FY26: 8.0% / 12.6%Updated Mgmt. ForecastFY21 / FY26: 8.0% / 10.9%  +1.0%  +$0.40  +5.7%  +$0.39  +6.1%      -1.0%  -$0.40  -5.7%  -$0.38  -6.0%  Based on midpoint WACC and Terminal MultiplesFY2021E revenue growth and EBITDA margin are not impacted by the sensitivity   Management ForecastMidpoint: $7.02(1)  Updated Management Forecast Midpoint: $6.37(1)

   Precedent Transactions  Precedent Transactions  36  All figures in US$, unless otherwise noted, and are presented on a "Pre-IFRS 16" basis, based on the availability of informationSource: Public Filings, Investor PresentationsNote: 2-Year CAGR are based on Capital IQ consensus estimates at the time of the respective transaction announcementRange represents multiples including and excluding the impact of earn-outs. Midpoint of the ranges are used to compute the averageFigure is representative of the implied value of 100% of Microwave Vision based on the purchase price offered to acquire the controlling 52.95% stakeAdjusted EBITDA figures to be Pre-IFRS 16 by reflecting the quantum of IFRS16 impact provided in the annual reportIncludes $60mm in cost synergies. Also announced revenue synergies of $100mm run rate by year fiveRepresents multiples on the December 31, 2013 financial profile (Lack of disclosure provided on interim periods to calculate LTM)Based on announced cost synergies of $3mm to $5mm  (4)  (5)  (5)  (6)  (3)  (1)  (1)  (1)  (2)

 Precedent Transactions AnalysisSegmented Basis  37  Selected range implies enterprise value for EXFO of $377mm to $516mmImplies share price range of $6.46 to $8.78    Precedents Transaction Analysis | Segmented Basis  (1)  Reflects management's estimate of the additional costs that would be re-allocated from SASS to T&M in a sum-of-the-parts approach to valueRepresents portion of Canada Emergency Wage Subsidy which will be received in FY2021 (T&M allocation as a % of sales)  (2)

 Precedent Transactions AnalysisConsolidated Basis  38    Selected range implies enterprise value for EXFO of $283mm to $353mmImplies share price range of $4.88 to $6.06    Precedents Transaction Analysis | Consolidated Basis

 Takeover Premiums  39  Source: Thomson. For all transactions with Canadian public targets where there is a change of control and a transaction value between C$100 million and C$1 billion (since 2010).Source: Thomson. For all transactions with US public targets where there is a change of control and a transaction value between US$100 million and US$1 billion (since 2010).    Canadian Takeover Premiums (By Consideration)(1)    US Technology Takeover Premiums (By Consideration)(2)

 Comparable Companies Analysis  40  Selected range implies enterprise value for EXFO of $192mm to $240mmImplies share price range of $3.38 to $4.18  (1)  CY2021E is estimated by taking 8 months of FY2021E and 4 months of FY2022E    Comparable Companies Analysis

 WACC Analysis    Appendix A:

 WACC Analysis  42  Selected unlevered betas based on a review of a range of unlevered betas for EXFO and a group of comparable public companiesMarket data as of June 4, 2021Source: Duff & PhelpsCost of debt based on the cost on EXFO’s current revolving credit facility swapped to fixed    WACC Analysis